AMENDED AND RESTATED
BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into by and,

AMONG:	NORDIC TURBINES, INC., a Nevada corporation having an office at 1694 Falmouth Road #150, Centerville, Massachusetts USA 02632-2933

(“COMPANY”)

AND:	LUCKCHARM HOLDINGS LIMITED, a Hong Kong company having an office at Flat/Room 703, Nan Dao Comm. Building, 359-361 Queen’s Road Central, Hong Kong

(“LUCKCHARM”)

AND:	WUHAN GUOCE NORDIC NEW ENERGY CO. LTD, a People’s Republic of China company having an office at No. 86, Nanhu Avenue, East Lake Development Zone, Wuhan, China

(“GC NORDIC”)

AND:	NEWMARGIN GROWTH FUND L.P., having an office at Villa 3, Radisson Plaza 78 Xing Guo Road, Shanghai, China

(“NEWMARGIN”)

AND:	CEYUAN VENTURES II, L.P., having an office at No.35, Qinlao Hutong, Dongcheng District, Beijing, China

(“CEYUAN LP”)

AND:	CEYUAN VENTURES ADVISORS FUND II, LLC., having an office at No.35, Qinlao Hutong, Dongcheng District, Beijing, China

(“CEYUAN ADVISORS”, and together with Ceyuan LP, “CEYUAN”)

WHEREAS the Company, GC Nordic, Luckcharm and NewMargin entered into that certain binding letter of intent dated July 24, 2009 (“Original LOI”), and the Company, GC Nordic, Luckcharm and NewMargin desire to amend and restate such Original LOI in its entirety to include additional parties as set forth herein.

WHEREAS the Company wishes to acquire GC Nordic and believes GC Nordic to have a valuable existing business focusing on the production of electrical generation turbines.

AND WHEREAS the Company, Luckcharm and GC Nordic wish to enter into a merger transaction whereby the Company or a wholly-owned subsidiary of the Company would purchase all of the issued and outstanding shares of Luckcharm in exchange for the issuance to the shareholders of Luckcharm of 54% of the ownership interest in the Company (on a post-Closing basis).

AND WHEREAS the parties wish to enter into this Binding Letter of Intent which states that, upon completion of the conditions as set forth herein and in a formal, definitive agreement or other transaction structure, the Company or a wholly-owned subsidiary of the Company will acquire 100% of the ownership interest in Luckcharm and GC Nordic.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.	The Company has made a loan of USD $2,500,000 to Luckcharm on or before the date of execution of this LOI.

2.
This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective with respect to Paragraphs 3-9 only upon the date the Company makes an additional loan of USD $7,500,000 to Luckcharm.

3.
The Company, Luckcharm and GC Nordic agree that they will enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-9 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

4.
Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company or its wholly-owned subsidiary shall acquire all of the issued and outstanding capital stock of Luckcharm in exchange for the issuance of shares of common stock of the Company to the shareholders of Luckcharm, which will represent a fifty four percent (54%) ownership interest in the Company post-Closing (the “Merger”).  Additionally, upon consummation of the Merger, the Company shall directly or indirectly own all of the outstanding capital stock of GC Nordic.

5.
The parties agree that in the event GC Nordic enters into a corporate restructuring, the terms and conditions of this LOI shall be construed broadly to meet the intent of the parties hereto.  It is the understanding of both parties that GC Nordic intends to restructure itself such that all of its issued and outstanding capital stock is owned by Luckcharm.  As such, the Merger shall occur between the Company or a wholly-owned subsidiary of the Company, Luckcharm and GC Nordic.

6.
The closing of the Merger (the “Closing”) shall occur as promptly as practicable, but in all events on or before the date that is thirty (30) days from the date on which GC Nordic completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended.

7.
The obligation of GC Nordic to consummate the Merger is conditioned upon a financing in the amount of USD $10,000,000 into the merged entity at Closing, of which at least $1,000,000 or any other amount agreed upon by Clarus Capital Ltd. and GC Nordic, shall be invested by Clarus Capital Ltd. or one of its affiliates.

8.
The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions and as previously set forth in that certain letter of intent between the Company and GC Nordic dated May 22, 2009.  For the avoidance of doubt, in the event of any conflicts between this LOI and that prior letter of intent, the terms and conditions of this LOI shall control.

9.
In consideration of the time and effort the Company will incur to pursue this transaction, each of Luckcharm and GC Nordic agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the Closing, neither Luckcharm, GC Nordic nor their shareholders nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to purchase Luckcharm or GC Nordic or any of their assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Luckcharm and GC Nordic to any such persons. Luckcharm and GC Nordic will promptly notify the Company of any inquiry or proposal received by Luckcharm or GC Nordic, their shareholders or their representatives offering to purchase Luckcharm, GC Nordic or any part of their assets or equity. The restrictions set forth in this Paragraph 9 shall not apply to any solicitation, offer, agreement or discussions between Luckcharm and GC Nordic relating to the restructuring outlined in Paragraph 5 above.

10.
Pursuant to that certain agreement between the parties hereto dated July 31, 2009, NewMargin made a loan of USD $2,500,000 to the Company prior to July 24, 2009 and NewMargin will make a loan of USD $2,500,000 to the Company on July 31, 2009, and Ceyuan will make aggregate loans totaling USD $5,000,000 to the Company on July 31, 2009 (the “Financing Agreement”). Upon the Closing, such aggregate loan amounts shall be converted into shares of common stock of the Company at $0.80 per share. In the event the parties hereto fail to consummate the Merger, then the parties shall undertake such additional action and execute any necessary documents to ensure that such aggregate loan amounts are converted into equity of GC Nordic as set forth in the Financing Agreement.

11.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior knowledge of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, the Company may issue press releases in the ordinary course of business but will make no reference to the parties hereto unless their prior written consent is received.

12.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company, Luckcharm and GC Nordic and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

13.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

14.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

15.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

16.	All references to currency in this LOI are references to the lawful currency of the United States of America.

17.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

18.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

19.	This LOI supersedes, amend and restates in its entirety the terms and conditions under the Original LOI.
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DATED EFFECTIVE JULY 31, 2009

NORDIC TURBINES, INC.

/s/ Marcus Laun

LUCKCHARM HOLDINGS LIMITED

/s/ Authorized Signatory

WUHAN GC NORDIC NEW ENERGY LTD.

/s/ Authorized Signatory

NEWMARGIN GROWTH FUND L.P.

/s/ Authorized Signatory

CEYUAN VENTURES, II, L.P.

/s/ Authorized Signatory

CEYUAN VENTURES ADVISORS FUND II, LLC

/s/ Authorized Signatory